<PAGE 1>
As filed with the Securities and Exchange Commission on June 23, 1995
                                                  Registration No. 33-
=======================================================================
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                          ----------------------
                                 Form S-8
                          REGISTRATION STATEMENT
                                   Under
                        THE SECURITIES ACT OF 1933

                        BETHLEHEM STEEL CORPORATION
          (Exact name of Registrant as specified in its charter)
          Delaware                                24-0526133
 (State or other jurisdiction of               (I.R.S. Employer
  incorporation or organization)                Identification No.)
                            1170 Eighth Avenue
                    Bethlehem, Pennsylvania 18016-7699
                              (610) 694-2424
    Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                  1994 NON-EMPLOYEE DIRECTORS STOCK PLAN
                      OF BETHLEHEM STEEL CORPORATION
                         (Full title of the plan)

                          WILLIAM H. GRAHAM, ESQ.
                        Bethlehem Steel Corporation
                             2018 Martin Tower
                            1170 Eighth Avenue
                         Bethlehem, PA  18016-7699
                              (610) 694-7430
            (Name, address, including zip code, and telephone number,
                including area code, of agent for service)

                      CALCULATION OF REGISTRATION FEE

========================================================================
                                    Proposed    Proposed
                                    maximum     maximum
  Title of             Amount       offering    aggregate    Amount of
securities to          to be        price per   offering    registration
be registered        Registered     unit (1)    price (1)      fee
=============      ==============   =========   ==========  ============
Common Stock       100,000 shares    $15.75      $1,575,000   $543.10

Preference Stock
Purchase
Rights (2)         100,000 rights      N/A          N/A         N/A
========================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933 on the basis of the high and low prices ($15.75 per share) of the Registrant's
Common Stock on the New York Stock Exchange Composite Tape on June 19,
1995.

(2) Rights are evidenced by certificates for shares of the Common Stock and automatically trade with such Common Stock. The value attributable to such Rights, if any, is reflected in the market price of the Common Stock.
<PAGE 2>
                                     PART II
            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

         The following documents heretofore filed with the Commission by Bethlehem (File No. 1-1941) are incorporated by reference in this registration statement:

     1. Bethlehem's Annual Report on Form 10-K for the year ended December 31, 1994.
     2. Bethlehem's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.
     3. The description of Bethlehem's Common Stock set forth in Article Fourth of Bethlehem's Second Restated Certificate of Incorporation.
     4.  Bethlehem's Registration Statement on Form 8-A dated
         October 4, 1988, relating to Bethlehem's Preference Stock Purchase Rights.

         All documents filed by Bethlehem pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         The validity of the shares of Common Stock to be issued pursuant to the Plan will be passed upon for Bethlehem by William H. Graham, Esq., General Counsel of Bethlehem. Mr. Graham is paid a salary by Bethlehem and participates in various employee benefit plans offered to officers and employees of Bethlehem generally.

Item 6.  Indemnification of Directors and Officers.

         Section 145 of the General Corporation Law of the State of
Delaware: (i) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits or proceedings to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; (ii) gives a director or officer who successfully defends an action the right to be so indemnified; and (iii) permits a corporation to buy directors' and officers' liability insurance. Such indemnification is not exclusive of
<PAGE 3>

any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or otherwise.

         Article IX of Bethlehem's By-laws requires Bethlehem to indemnify its directors and officers to the maximum extent permitted by the General Corporation Law of the State of Delaware. Article Eighth of Bethlehem's Second Restated Certificate of Incorporation also provides that Bethlehem may indemnify and advance expenses to its directors, officers, employees or agents to the fullest extent permitted by applicable law.

         Bethlehem has entered into individual Indemnification
Assurance Agreements with each of its directors and executive officers pursuant to which Bethlehem has agreed to indemnify each of its directors and executive officers to the full extent provided by applicable law and the By-laws of Bethlehem as currently in effect. In addition, Bethlehem has established in connection with its indemnification policy an irrevocable letter of credit in an aggregate amount of $5 million to assure payment to each director and executive officer of any amounts to which they may become entitled as indemnification pursuant to the By-laws in the event that, for any reason, Bethlehem shall not pay to them any such indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Bethlehem pursuant to the foregoing provisions, Bethlehem has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and therefore unenforceable.

         Bethlehem maintains insurance policies insuring its directors and officers against certain losses incurred by them as a result of claims based upon their actions or statements (including omissions to act or to make statements) as directors and officers. The aggregate amount payable for individual directors and officers under such policies in any policy year is limited to $75 million. After certain deductibles, Bethlehem is entitled to reimbursement of up to $50 million under such policies in connection with its indemnification of directors and officers.

         Bethlehem also maintains an insurance policy insuring those individuals who are fiduciaries, as defined by the Employee Retirement Income Security Act of 1974, under certain employee benefit plans of Bethlehem and its subsidiaries against certain losses incurred by them as a result of claims based on their responsibilities, obligations and duties under such Act. This fiduciary policy is subject to certain deductibles and has an annual aggregate limit of $30 million.

         Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a Delaware corporation to include in its certificate of incorporation a provision eliminating the potential monetary liability of a director to the corporation or its stockholders for breach of fiduciary duty as a director, provided that such provision shall not eliminate the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends, or (iv) for any transaction from which the director receives an improper personal benefit. Bethlehem's Second Restated Certificate of Incorporation includes such a provision in Article Ninth thereof.
<PAGE 4>

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.  Undertakings.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and

<PAGE 5>

controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.











<PAGE 6>

                                SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethlehem and Commonwealth of Pennsylvania, on this 23rd day of June, 1995.

                                   BETHLEHEM STEEL CORPORATION
                                           Registrant


                                   By         /s/ Curtis H. Barnette


                                   ------------------------------------
                                               Curtis H. Barnette
                                   Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

         Signatures                  Title                    Date
         ==========                  =====                    ====
/s/ Curtis H. Barnette    Director, Chairman and        June 23, 1995
- -----------------------   Chief Executive Officer
    Curtis H. Barnette    (principal executive
                          officer)

/s/ Gary L. Millenbruch   Director, Executive Vice      June 23, 1995
- -----------------------   President and Treasurer
    Gary L. Millenbruch   (principal financial officer)


/s/ Lonnie A. Arnett      Vice President and            June 23, 1995
- -----------------------   Controller (principal
    Lonnie A. Arnett      accounting officer)


         *                Director                      June 23, 1995
- -----------------------
Benjamin R. Civiletti


         *                Director                      June 23, 1995
- -----------------------
  Worley H. Clark


         *                Director                      June 23, 1995
- -----------------------
  John B. Curcio

<PAGE 7>

       Signatures                    Title                    Date
       ==========                    =====                    ====
           *                       Director              June 23, 1995
- ------------------------
    Thomas L. Holton


           *                       Director              June 23, 1995
- ------------------------
     Lewis B. Kaden


           *                       Director              June 23, 1995
- ------------------------
     Harry P. Kamen


           *                       Director              June 23, 1995
- ------------------------
    Winthrop Knowlton


           *                       Director              June 23, 1995
- ------------------------
 Robert McClements, Jr.


           *                       Director              June 23, 1995
- ------------------------
     Roger P. Penny


           *                       Director              June 23, 1995
- ------------------------
     Dean P. Phypers


           *                       Director              June 23, 1995
- ------------------------
    William A. Pogue


           *                       Director              June 23, 1995
- ------------------------
     John F. Ruffle


By  /s/ Lonnie A. Arnett
- ------------------------
    Lonnie A. Arnett
   (Attorney-in-Fact)

<PAGE 8>

                               EXHIBIT INDEX

Exhibit                                                     Page
Number                       Description                   Number
=======                      ===========                   ======
4(a)     Second Restated Certificate of Incorporation
         (Incorporated by reference from Exhibit 28 to
         Bethlehem's quarterly report on Form 10-Q for
         the quarter ended March 31, 1994)

4(b) By-laws of Bethlehem Steel Corporation, as amended October 1, 1988 (Incorporated by reference from Exhibit (3)(b) to Bethlehem's
         Annual Report on Form 10-K for the fiscal year ended December 31, 1993).

4(c)     Rights Agreement, dated as of September 28,
         1988, between Bethlehem Steel Corporation and
         Morgan Shareholder Services Trust Company
         (Incorporated by reference from Exhibit 1,2 to Bethlehem's Application for Registration of Certain Classes of Securities on Form 8-A)

4(d) Form of Common Stock Certificate (Incorporated by reference from Exhibit 4(e) to Bethlehem's
         Registration Statement on Form S-3 (No. 33-48697))

5        Opinion of William H. Graham, Esq.

24(a) Consent of William H. Graham, Esq. (included in Exhibit 5)

24(b)    Consent of Price Waterhouse LLP

25       Power of Attorney






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